Exhibit 23.1

CONSENT OF INDEPENDENT REGSITERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-200222, 333-173279, 333-141321, 333-134296, and 333-125362 on Form S-3 and Registration Statement Nos. 333-142848 and 333-198065 on Form S-8 of our reports dated March 13, 2015, relating to the consolidated financial statements and financial statement schedule of PICO Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 13, 2015